EXHIBIT 10.33
Verso Corporation
8540 Gander Creek Dr.
Miamisburg, OH 45342

Terry Dyer
SVP, Human Resources & Communications

T 937 528 3606
F 717 368 8453
E Terry.Dyer@versoco.com
W versoco.com

December 16, 2021

[Name of Disqualified Individual]

Re: 2021 Verso Incentive Plan (the “VIP”) and Settlement of RSUs

Dear [First Name],

We are pleased to announce that our Board of Directors, by recommendation of the Compensation Committee, has approved a tentative funding level for the 2021 Verso Incentive Plan and authorized the payment before December 31, 2021 of VIP payments based on that tentative funding level. You are eligible for a tentative VIP payment, based on that funding level, of $[__________].

The funding level, and your VIP payment amount indicated above, are “tentative” because they are based on unaudited financial information and a number of assumptions regarding performance through the end of the year. Since these amounts are tentative, they may change based on actual final results and our audited financial statements for the year.

In addition to the foregoing, our Board of Directors, by recommendation of the Compensation Committee, has authorized the accelerated vesting of your time-based restricted stock units (“RSUs”) otherwise scheduled to vest by their terms on or before March 31, 2022 (the “Q1 2022 Vesting RSUs”), such that vesting will occur before December 31, 2021. The amount to be accelerated consists of __________ RSUs, in the aggregate, which corresponds to [__________ of your RSUs granted in 2018, __________ of your RSUs granted in 2019, __________ of your RSUs granted in 2020, and __________ of your RSUs granted in 2021].

In order to receive your tentative VIP payment and the accelerated vesting of your Q1 2022 Vesting RSUs before the end of the year, you must sign and return this letter agreement to the Company. By signing this letter agreement, you agree that if the final VIP calculations, based on actual final results and our audited financial statements for the year, result in a VIP incentive for you (as determined by Verso) that is less than your tentative VIP payment indicated above, you will promptly, and in any event within 15 days of Verso’s written notice to you of the repayment obligation, repay the amount of that difference to Verso. Additionally, the VIP payment and accelerated vesting of your Q1 2022 Vesting RSUs will be subject to recoupment or clawback should you experience a termination of employment prior to the time when the VIP payment would typically be made by the Company, unless you would otherwise be entitled to receive such bonus or prorated bonus payment or accelerated vesting, in whole or in part, in each case, pursuant to your Severance Agreement or applicable award agreements currently in effect.

Please return your signed copy of this letter agreement to Jenny Coates, so that we receive it by December close of business on December 21, 2021.
Thank you for your continuing contributions!

Verso Corporation

/s/ Terry Dyer

Terry Dyer
SVP, Human Resources & Communications

ACCEPTED AND AGREED:

____________________________________